SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 1, 2010

LEXINGTON REALTY TRUST
(Exact Name of Registrant as Specified in Its Charter)

Maryland	1-12386	13-3717318
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Penn Plaza, Suite 4015, New York, New York	10119-4015

(Address of Principal Executive Offices)	(Zip Code)

(212) 692-7200
(Registrant's Telephone Number, Including Area Code)

________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFT|R 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed in its Current Report on Form 8-K filed on January 26, 2010 (the “1/26/10 8-K”), on January 20, 2010, Lexington Realty Trust, a Maryland real estate investment trust, or the Trust, and Lepercq Corporate Income Fund L.P., Lepercq Corporate Income Fund II L.P., and Net 3 Acquisition L.P., each a Delaware limited partnership, or the Operating Partnerships, entered into a Purchase Agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc., for themselves and on behalf of the initial purchasers named therein, or the Initial Purchasers, for the sale by the Trust and the purchase by the Initial Purchasers of $100.0 million aggregate principal amount of 6.00% Convertible Guaranteed Notes due 2030, or the Notes. The Purchase Agreement also granted the Initial Purchasers a 30-day option to purchase up to an additional $15.0 million aggregate principal amount of the Notes, or the Additional Notes. The Notes are fully and unconditionally guaranteed by certain subsidiaries of the Trust, including the Operating Partnerships. The closing of the sale of $100.0 million of the Notes occurred on January 26, 2010.

On February 1, 2010, the Trust issued the Additional Notes in connection with the exercise in full of the Initial Purchasers’ overallotment option.  As a result of the issuance of the Additional Notes, there is a total of $115.0 million aggregate principal amount of the Notes issued and outstanding.  The Trust intends to use the proceeds to repay certain indebtedness and for general corporate purposes.

The information set forth in Items 1.01 and 2.03 of the 1/26/10 8-K, including the additional information pertaining to the Notes, is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

On February 1, 2010, the Trust issued the Additional Notes in connection with the exercise in full of the Initial Purchasers’ overallotment option. As a result of the issuance of the Additional Notes, there is a total of $115.0 million aggregate principal amount of the Notes issued and outstanding. The net proceeds from the sale of the $115.0 million aggregate principal amount of the Notes, after deducting the Initial Purchasers’ discount and the Partnership’s estimated offering expenses, are estimated to be approximately $111.4 million.

Additional information pertaining to the Notes and the underlying shares of beneficial interest of the Trust, par value $0.0001 per share, classified as “common stock,” or Common Shares, issuable upon conversion of the Notes is contained in Item 2.03 of this report and in Items 1.01 and 2.03 of the 1/26/10 8-K and is incorporated herein by reference.

The Trust offered and sold the Notes to the Initial Purchasers in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. The Initial Purchasers then sold the Notes only to qualified institutional buyers in the United States in reliance upon the exemption from registration provided by Rule 144A under the Securities Act. The Trust relied on these exemptions from registration based in part on representations made by the Initial Purchasers in the Purchase Agreement.

The Notes, the guarantees and the underlying Common Shares issuable upon conversion of the Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexington Realty Trust

Date: February 4, 2010	By:	/s/ T. Wilson Eglin
T. Wilson Eglin
Chief Executive Officer